Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
21 October 2020	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
Abcam plc	Houston	Silicon Valley
Discovery Drive	London	Singapore
Cambridge Biomedical Campus	Los Angeles	Tokyo
Cambridge	Madrid	Washington, D.C.
CB2 0AX	Milan

United Kingdom

Re:	Abcam plc ( the “Company”) – Registration Statement on Form F-1 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers the Company, a public limited company incorporated in England and Wales in connection with the proposed offering of American Depositary Shares (the “ADSs”) each representing one ordinary share of £0.002 each in the capital of the Company (the “Ordinary Shares”) (the “Offering”) and the Ordinary Shares allotted and issued in connection therewith, including those being issued to Citibank, N.A. as the custodian and represented by the ADSs, being the “Shares”).

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of a registration statement on Form F-1 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears;

(b)	headings are for ease of reference only and shall not affect interpretation; and

(c)

the term “Shares” shall include any additional Ordinary Shares registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed, amongst other things, the following documents and conducted the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 21 October 2020 at 10:00 am (London time);

(b)

an online search at the Central Registry of Winding Up Petitions, London on 21 October 2020 at 10:06 am (London time) with respect to the Company (paragraphs 1.3(a) and 1.3(b) together, the “Searches”);

(c)	a PDF executed copy of the minutes of the general meeting of the Company held on 13 November 2019; (the “General Meeting”);

(d)

a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board”) held on 30 September 2020 at which it was resolved, inter alia¸ to appoint a committee of the board of directors of the Company (the “IPO Committee”);

(e)

a PDF executed copy of the minutes of a meeting of the IPO Committee held on 16 October 2020 at which the IPO Committee approved, inter alia, the preparation and filing of one or more registration statements on Form F-1 (the “Committee Minutes”);

(f)	draft minutes of a meeting of the IPO Committee to be held to resolve, inter alia, to allot the Shares the “Allotment Resolutions”);

(g)	a PDF copy of the certificate of incorporation of the Company dated 12 February 1998 and certificates of incorporation on change of name of the Company dated 26 March 1998 and 26 October 2005;

(h)	a PDF copy of the current articles of association of the Company which were adopted pursuant to a special resolution passed on 1 November 2010 (the “Articles of Association”); and

(i)	a PDF copy of the draft Registration Statement initially filed with the SEC on 23 July 2020 and amended on 28 August 2020, 16 September 2020 and 2 October 2020.

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law (including European Union law to the extent directly applicable), and relate only to English law (including European Union law to the extent directly applicable), as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

The United Kingdom exited the European Union on 31 January 2020. By virtue of sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (the “EUWA”), European Union law will continue to be applicable to the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA. We express no opinion on the effect of European Union law in the United Kingdom after the end of such implementation period.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended and supplemented, having become effective under the Securities Act and continuing to be so effective;

(b)	the number of Shares to be allotted and issued not being greater than 10,287,000 and such Shares being allotted and issued by 31 December 2020;

(c)	the Allotment Resolutions having been passed at a duly convened and quorate meeting of the IPO Committee;

(d)

the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act 2006) of not less than the aggregate nominal value for such Shares; and

(e)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to, any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Latham & Watkins LLP
LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than English law;

(e)

that the Articles of Association remain in full force and effect, and no alteration has been made or will be made to the Articles of Association, in each case prior to the date of allotment and issue of the Shares (the “Allotment Date”);

(f)

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate in all respects, and that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at the Allotment Date;

(g)

that the minutes of the meetings of the board of directors of the Company and/or the IPO Committee provided to us in connection with the giving of this opinion are a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(h)

that the minutes of the General Meeting provided to us in connection with the giving of this opinion are a true record of the proceedings described in them in a duly convened, constituted and quorate meeting in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(i)

that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act 2006 (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company; and

(j)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

the opinion set out in this letter is subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact; and

(d)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.